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                                                                    Exhibit 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the Salary Reduction Plan for Hourly Employees Represented by Local #35 International Chemical Workers Union at Florida Minerals Operations of IMC-Agrico MP, Inc. and in the related Prospectus of our report dated January 22, 1996, included in the IMC Global Inc. Annual Report on Form 10-K for the year ended June 30, 1997 filed with the Securities Exchange Commission. It should be noted that we have not audited any financial statements of the company subsequent to June 30, 1995 or performed any audit procedures subsequent to the date of our report.


                                        /s/ Arthur Andersen LLP


Chicago, Illinois
November 17, 1997